Exhibit 99-3

CONFIRMATION OF SECURITIES OPTION

Date:	3 July 2003

To:	Caixa Finance, B.V.

From:	Caixa Barcelona Seguros de Vida, S.A. de Seguros y Reaseguros

Dear sirs:

This document seeks to confirm the terms and conditions of the transaction agreed between us on the Transaction Date indicated below (the “Transaction”). This document constitutes a Confirmation of the effects of the Master Agreement for Financial Transactions as published by the Spanish Association of Private Banking (AEB) (hereinafter, the “Agreement”) and documents the agreement between us with respect to the Transaction.

Furthermore, it is hereby agreed to do all that is possible to negotiate and sign the Agreement, with the modifications to which we may agree in good faith, so that at the signing of the Agreement, this Confirmation shall form part of and shall be subject to the same. All stipulations contained in or added in reference to the Agreement shall, at its signing, regulate this Confirmation, unless expressly modified herein.

In the event of discrepancy between the provisions of above-mentioned Agreement and this Confirmation, this Confirmation shall prevail.

1.-	The terms of the Transaction to which this Confirmation refers are the following:

Date of Transaction:	3 July 2003

Style of Transaction:	American

Type of Options:	Call

Buyer:	Caixa Finance, B.V.

Seller:	Caixa Barcelona Seguros de Vida, S.A. de Seguros y Reaseguros

Underlying Share:	Shares of Endesa, S.A. (the “Shares”) (1 share per option)

Number of Options:	200,000

Exercise Price:	EUR 16.00, subject to the provisions of Clause 6 of the Offering Circular of 30 June 2003 (the “Brochure”), relating to the issue “EUR 847,600,000 0.25% per cent. Exchangeable Bonds due 2006 exchangeable into ordinary shares of Endesa, S.A.” (the “Issue”)

Premium:	Result of multiplying the face value of the exchangeable Issue at any time by 1.91% annual, due and payable monthly in arrears

Premium Payment Date:	To be confirmed

Market of Reference:	SIBE

Related Market:	Any organized market where equities options and futures are negotiated

Procedure to Exercise Option:

Exercise Period:	From 13 August 2003 to the ninth working day prior to 3 July 2006

Due Date:	3 July 2006

Due Time:	At close of business in the Market of Reference on the Due Date

Multiple Exercise:	Applicable

Minimum No. of Options:	1

Maximum No. of Options:	Options pending exercise

Multiple:	1

Automatic Exercise:	Not applicable

Reference Price:	The price at closing of action in the Market of Reference on the Exercise Date

Settlement Procedure:

Form of Settlement:	Delivery of the Underlying Assets on the Settlement Date, without prejudice to the provisions of Section 2 below in respect of the choice of form of settlement by the holder of the exchangeable bonds issued by the Buyer

Settlement Date:	Three (3) working days after the Exercise Date

Convention on Working Day:	Modified following day

Calculation Agent:	Caixa d’Estalvis i Pensions de Barcelona, S.A. (la Caixa), with domicile for this purpose at Avenida Diagonal, 621, Torre I, Barcelona

2.-	Other Provisions:

The Calculation Agent shall make the necessary adjustments in the terms and conditions of this Transaction in the event any of the following should occur during its term: (i) any event which may have the effect of diluting or concentrating the book value of the Shares; (ii) any event which may alter the status of the issuer of the Shares, Endesa, S.A.; or (iii) interruption of the market, which suspends or limits trading of the Shares in the Market of Reference. Such adjustments shall be made in keeping with normal market practice and, in any event, in accordance with that established in the Brochure.

The present derivatives agreement serves to cover the Buyer on the occasion of the Issue. In consequence, in order to fulfill the purpose which this Transaction serves, the legal system indicated in the Brochure shall be applicable, so that any matter of interpretation or any regulatory loophole must be resolved using the criteria contained in said Brochure, made available to the Seller prior to the Transaction Date. This circumstance is an essential cause of the present Transaction.

3.-	Payment Instructions:

Seller’s Payment Instructions:	2100-4659-21-0200001980
Buyer’s Payment Instructions:	2100-0555-31-0700112123

4.-	Offices:

(a)	Seller’s office for this Transaction: General Almirante, 2-4-6, 08014 Barcelona

(b)	Buyer’s Office for this Transaction: Koningslaan, 34, 1075 AD Ámsterdam, Países Bajos

5.-	Applicable Law: Spanish legislation

We request that, as witness of your consent to the terms of the Transaction contained in this Confirmation, you return the attached letter duly signed or send a letter, telex, e-mail, fax, or use another electronic messaging system indicating that the details shown above are correct.

Best regards,

Caixa de Barcelona Seguros de Vida, S.A. de Seguros y Reaseguros
Signed:

Name:

Accepted and consented:

Caixa Finance, B.V.
Signed:
Name: Joan Torreguitart Batet
Position:
Date: